Exhibit 99.01

Glu Reports Third Quarter 2012 Financial Results

  91% GAAP and 73% non-GAAP smartphone revenue growth year over year
  Non-GAAP freemium revenue increased 103% compared to the same period last year

SAN FRANCISCO--(BUSINESS WIRE)--November 1, 2012--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of freemium games for smartphone and tablet devices, today announced financial results for its third quarter ended September 30, 2012.

“We are satisfied with our 73% year-over-year growth in non-GAAP smartphone revenue. User reviews remained strong, with growth in daily active users from July to September,” stated Niccolo de Masi, Chief Executive Officer of Glu. “Q3 was underpinned by the strength of newly launched Eternity Warriors 2 across iOS and Android and the continued success of catalog titles Frontline Commando and Deer Hunter Reloaded. As expected, both consumer adoption of new hardware, and advertising demand, slowed over the summer in anticipation of new device launches. These industry headwinds, along with weaker-than-anticipated monetization from most new launches during the quarter, resulted in a sequential decline in smartphone revenue from Q2 2012.”

De Masi continued, “We are confident in Glu’s long-term ability to drive higher monetization and lifetime value through the inclusion of robust multiplayer and community functionality. The acquisition of GameSpy and appointment of our first President of Studios accelerate our ability to enhance average revenue per day per daily active user. We anticipate Adjusted EBITDA improvement in Q1 2013 from Q4 2012 guidance levels.”

Third Quarter 2012 Financial Highlights:

  Revenue: Total GAAP revenue was $21.3 million in the third quarter of 2012 compared to $16.9 million in the third quarter of 2011. Total non-GAAP revenue was $21.2 million in the third quarter of 2012 compared to $17.8 million in the third quarter of 2011. Non-GAAP revenue excludes changes in deferred revenue and amortization of in-process development contracts.
  Gross Margin: GAAP gross margin was 85% in the third quarter of 2012 compared to 66% in the third quarter of 2011. Non-GAAP gross margin was 89% in the third quarter of 2012 compared to 81% in the third quarter of 2011. Non-GAAP gross margin excludes changes in deferred revenue and royalties and amortization of intangible assets.
  GAAP Operating Loss: GAAP operating loss was $(4.2) million in the third quarter of 2012 compared to a $(7.3) million loss in the third quarter of 2011.
  Non-GAAP Operating Loss: Non-GAAP operating loss was $(2.7) million in the third quarter of 2012 compared to a loss of $(2.1) million during the third quarter of 2011. Non-GAAP operating loss excludes changes in deferred revenue and royalty expense, amortization of in-process development contracts, stock-based compensation expense, amortization of intangible assets, restructuring charges, change in fair value of the Blammo earnout, transitional costs and impairment of goodwill.

  Adjusted EBITDA: Adjusted EBITDA was a $(2.1) million loss for the third quarter of 2012 compared to a $(1.6) million loss during the third quarter of 2011. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation.
  GAAP Net Loss and EPS: GAAP net loss was $(3.6) million for the third quarter of 2012 compared to a GAAP net loss of $(6.2) million for the third quarter of 2011. GAAP EPS was a loss of $(0.06) for the third quarter of 2012, based on 64.6 million weighted-average basic shares outstanding, compared to a loss of $(0.10) for the third quarter of 2011, based on 60.5 million weighted-average basic shares outstanding.
  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(1.6) million for the third quarter of 2012 compared to a loss of $(1.3) million for the third quarter of 2011. Non-GAAP EPS was a loss of $(0.03) for the third quarter of 2012 based on 64.6 million weighted-average basic shares outstanding, compared to a loss of $(0.02) for the third quarter of 2011 based on 60.5 million weighted-average basic shares outstanding.
  Cash Flows Used in Operations: Cash flows used in operations were $(2.6) million for the third quarter of 2012 compared to cash flows used in operations of $(108,000) for the third quarter of 2011.

Selected Third Quarter of 2012 Operating Highlights and Metrics:

  We launched eleven new freemium games: Blood & Glory: Legend, Bombshells: Hell’s Belles, Campers!, Enchant U, Eternity Warriors 2, Gears & Guts, Ham on the Run!, Indestructible, Mutant Roadkill, My Dragon and Tavern Quest.
  Our total GAAP smartphone revenue of $18.4 million grew 91% from Q3 2011 and comprised 86% of total GAAP revenue.
  Our non-GAAP smartphone revenue of $18.3 million grew 73% from Q3 2011 and was 86% of total non-GAAP revenue.
  Our non-GAAP freemium revenue (micro-transactions, in-game advertising and offers) grew 103% to $16.5 million compared to $8.1 million in Q3 2011.

Recent Developments and Strategic Initiatives:

  We launched two new freemium games, Contract Killer 2 and Death Dome, on the Apple App Store and Google Play.
  We launched five freemium games, Bombshells: Hell’s Belles, Deer Hunter Reloaded, Samurai vs. Zombies Defense, Small Street and Stardom: The A-List, on the Mac App Store.
  We partnered with Probability PLC for mobile gambling, expanding our mobile portfolio to reach new international audiences with Glu original IP-branded casino games.
  We announced the optimization of our leading freemium titles for the iPhone 5.
  We hired Matthew Ricchetti as our new President of Studios.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“Our results continue to be driven by the growth of freemium revenue and original IP," stated Eric R. Ludwig, Glu’s Chief Financial Officer. “Our fourth quarter is being impacted by the combination of underperforming titles launched in Q3, Apple’s prohibition of incentivized advertising for external HTML 5 sites along with the reduction in the number of titles launched during the quarter as we further optimize their monetization. With more than $24 million in cash and no debt on our balance sheet, as well as an ongoing focus on controlling costs, Glu remains well positioned to execute its long-term monetization strategy.”

Business Outlook as of November 1, 2012:

The following forward-looking statements reflect expectations as of November 1, 2012. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for smartphones, tablets and next-generation platforms; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring and premium deck placement; smartphone storefronts, carriers and other distributors maintaining their networks and provisioning systems to enable consumer purchases; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Fourth Quarter Expectations – Quarter Ending December 31, 2012:

  Non-GAAP revenue is expected to be between $19.5 million and $20.5 million and non-GAAP smartphone revenue is expected to be between $17.5 million and $18.5 million.
  Non-GAAP gross margin is expected to be approximately 90%.
  Non-GAAP operating expenses are expected to be approximately $22.2 million.
  Adjusted EBITDA, defined as non-GAAP operating loss excluding depreciation of approximately $650,000, is expected to range from $(4.0) million to $(3.1) million.
  Income tax expense is expected to be $(0.5) million.
  Non-GAAP net loss is expected to be between $(5.1) million and $(4.2) million, or a net loss of $(0.08) to $(0.06) per weighted-average basic share.
  Weighted average common shares outstanding for the fourth quarter of 2012 are expected to be approximately 65.9 million basic and 69.9 million diluted.
  We expect to use cash in operations and have a cash balance at December 31, 2012 of approximately $21.5 million with no debt.

2012 Expectations – Full Year Ending December 31, 2012:

  Non-GAAP revenue is expected to be between $86.4 million and $87.4 million and non-GAAP smartphone revenue is expected to be between $73.6 million and $74.6 million.
  Non-GAAP operating loss is expected to range from $(6.8) million to $(5.9) million.
  Adjusted EBITDA is expected to range from $(4.4) million to $(3.5) million.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (888) 634-0559, or if outside the U.S., (817) 385-9380, with conference ID # 38947409 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 3:10 p.m. Pacific Time, November 1, 2012, and 8:59 p.m. Pacific Time, November 8, 2012, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 38947409.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP freemium revenues, non-GAAP operating expenses, non-GAAP gross margins, non-GAAP operating income/(loss), non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and royalties;
  Amortization of in-process development contracts;
  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Impairment of goodwill;
  Release of tax liabilities; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance and is defined as non-GAAP operating income/(loss) excluding depreciation.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook as of November 1, 2012" ("Fourth Quarter Expectations – Quarter Ending December 31, 2012" and “2012 Expectations – Full Year Ending December 31, 2012”) and the statements that: we are confident in Glu’s long-term ability to drive higher monetization and lifetime value through the inclusion of robust multiplayer and community functionality; the acquisition of GameSpy and appointment of our first President of Studios will accelerate our ability to enhance average revenue per day per daily active user; we anticipate Adjusted EBITDA improvement in Q1 2013 from Q4 2012 guidance levels; and Glu remains well positioned to execute its long-term monetization strategy. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of November 1, 2012"; the risk that Glu will be unable to successfully integrate GameSpy, Griptonite and Blammo and its employees and achieve expected synergies, the risk that Glu will have difficulty retaining key employees of GameSpy, Griptonite and Blammo; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop freemium games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to freemium gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on August 9, 2012 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of freemium games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as BLOOD & GLORY, DEER HUNTER, FRONTLINE COMMANDO, GUN BROS, and SAMURAI VS. ZOMBIES DEFENSE on a wide range of platforms including iOS, Android™, Windows Phone, Google Chrome and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with a major office outside Seattle, and international locations in Brazil, Canada, China and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

BIG TIME GANGSTA, BLOOD & GLORY, BOMBSHELLS: HELL’S BELLES, CAMPERS!, DEATH DOME, DEER HUNTER, ENCHANT U, ETERNITY WARRIORS, FRONTLINE COMMANDO, GEARS & GUTS, GUN BROS, HAME ON THE RUN, INDESTRUCTIBLE, MUTANT ROADKILL, MY DRAGON, SAMURAI VS ZOMBIES DEFENSE, SMALL STREET, STARDOM: THE A LIST, TAVERN QUEST, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	September 30, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$24,051	$32,212
Accounts receivable, net	14,604	11,821
Prepaid royalties	29	483
Prepaid expenses and other current assets	2,972	1,881
Total current assets	41,656	46,397

Property and equipment, net	4,512	3,934
Other long-term assets	582	404
Intangible assets, net	12,451	10,078
Goodwill	19,276	21,991
Total assets	$78,477	$82,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,903	$6,894
Accrued liabilities	2,468	939
Accrued compensation	6,455	5,404
Accrued royalties	2,849	3,865
Accrued restructuring	118	887
Deferred revenues	8,835	7,139
Total current liabilities	27,628	25,128
Other long-term liabilities	5,920	8,503
Total liabilities	33,548	33,631

Common stock	6	6
Additional paid-in capital	269,752	260,744
Accumulated other comprehensive income	406	266
Accumulated deficit	(225,235)	(211,843)
Stockholders' equity	44,929	49,173
Total liabilities and stockholders' equity	$78,477	$82,804

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Revenues	$21,347	$16,905	$66,512	$51,011

Cost of revenues:
Royalties and other cost of revenues	2,194	3,383	6,888	10,344
Amortization of intangible assets	1,025	2,375	2,710	3,895
Total cost of revenues	3,219	5,758	9,598	14,239
Gross profit	18,128	11,147	56,914	36,772

Operating expenses:
Research and development	9,979	10,808	40,709	26,413
Sales and marketing	5,545	3,576	14,621	10,677
General and administrative	2,466	3,748	11,388	10,188
Amortization of intangible assets	495	330	1,485	330
Restructuring charge	213	-	533	637
Impairment of goodwill	3,613	-	3,613	-
Total operating expenses	22,311	18,462	72,349	48,245

Loss from operations	(4,183)	(7,315)	(15,435)	(11,473)

Interest and other income/(expense), net:
Interest income	7	4	28	33
Interest expense	(2)	-	(11)	(72)
Other income/(expense), net	(460)	340	(628)	892
Interest and other income/(expense), net	(455)	344	(611)	853

Loss before income taxes	(4,638)	(6,971)	(16,046)	(10,620)
Income tax benefit/(provision)	1,075	813	2,654	(462)
Net loss	$(3,563)	$(6,158)	$(13,392)	$(11,082)

Net loss per share - basic and diluted	$(0.06)	$(0.10)	$(0.21)	$(0.20)

Weighted average common shares outstanding - basic and diluted	64,562	60,461	63,865	55,699

Stock-based compensation expense included in:
Research and development	$(3,388)	$356	$2,268	$587
Sales and marketing	73	96	343	256
General and administrative	437	386	1,385	897
Total stock-based compensation expense	$(2,878)	$838	$3,996	$1,740

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012

GAAP revenues
Featurephone	$10,478	$8,253	$7,248	$5,112	$4,165	$3,710	$2,924
Smartphone	5,948	9,427	9,657	10,062	17,379	19,911	18,423
Total GAAP revenues	16,426	17,680	16,905	15,174	21,544	23,621	21,347

Change in deferred revenues and amortization of in-process development contracts
Featurephone change in deferred revenue	(63)	(6)	5	(20)	(7)	17	(21)
Smartphone change in deferred revenue and amortization of in-process development contracts	798	240	875	4,897	57	534	(167)
Total change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551	(188)

Non-GAAP Revenues
Featurephone	10,415	8,247	7,253	5,092	4,158	3,727	2,903
Smartphone	6,746	9,667	10,532	14,959	17,436	20,445	18,256
Total non-GAAP Revenues	17,161	17,914	17,785	20,051	21,594	24,172	21,159

GAAP gross profit	11,769	13,856	11,147	11,046	18,234	20,552	18,128
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551	(188)
Amortization of intangible assets	817	703	2,375	1,552	753	932	1,025
Change in deferred royalty expense	33	20	1	(99)	60	67	(30)
Non-GAAP gross profit	13,354	14,813	14,403	17,376	19,097	22,102	18,935

GAAP operating expense	14,347	15,436	18,462	20,807	24,269	25,769	22,311
Stock-based compensation	(397)	(505)	(838)	(1,370)	(3,836)	(3,038)	2,878
Amortization of intangible assets	-	-	(330)	(495)	(495)	(495)	(495)
Transitional costs	-	-	(981)	(326)	(173)	(30)	(192)
Change in fair value of Blammo earnout	-	-	178	(117)	(645)	(386)	954
Impairment of goodwill	-	-	-	-	-	-	(3,613)
Restructuring charge	(490)	(147)	-	92	-	(320)	(213)
Non-GAAP operating expense	13,460	14,784	16,491	18,591	19,120	21,500	21,630

GAAP operating loss	(2,578)	(1,580)	(7,315)	(9,761)	(6,035)	(5,217)	(4,183)
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551	(188)
Non-GAAP cost of revenues adjustment	850	723	2,376	1,453	813	999	995
Stock-based compensation	397	505	838	1,370	3,836	3,038	(2,878)
Amortization of intangible assets	-	-	330	495	495	495	495
Transitional costs	-	-	981	326	173	30	192
Change in fair value of Blammo earnout	-	-	(178)	117	645	386	(954)
Impairment of goodwill	-	-	-	-	-	-	3,613
Restructuring charge	490	147	-	(92)	-	320	213
Non-GAAP operating income/(loss)	(106)	29	(2,088)	(1,215)	(23)	602	(2,695)

GAAP net loss	(3,172)	(1,752)	(6,158)	(10,019)	(6,841)	(2,988)	(3,563)
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551	(188)
Non-GAAP cost of revenues adjustment	850	723	2,376	1,453	813	999	995
Non-GAAP operating expense adjustment	887	652	1,971	2,216	5,149	4,269	681
Foreign currency exchange loss/(gain)	(198)	(363)	(344)	116	373	(205)	460
Release of tax liabilities	-	-	-	-	-	(2,427)	-
Non-GAAP net income/(loss)	$(898)	$(506)	$(1,275)	$(1,357)	$(456)	$199	$(1,615)

Reconciliation of net loss and net loss per share:
GAAP net loss per share - basic and diluted	$(0.06)	$(0.03)	$(0.10)	$(0.16)	$(0.11)	$(0.05)	$(0.06)
Non-GAAP net income/(loss) per share - basic and diluted	$(0.02)	$(0.01)	$(0.02)	$(0.02)	$(0.01)	$0.00	$(0.03)
Shares used in computing Non-GAAP basic net income/(loss) per share	52,048	54,587	60,461	62,973	63,229	63,802	64,562
Shares used in computing Non-GAAP diluted net income/(loss) per share	52,048	54,587	60,461	62,973	63,229	69,490	64,562

Non-GAAP operating expense break-out:
GAAP research and development expense	$7,166	$8,439	$10,808	$12,660	$15,033	$15,697	$9,979
Transitional costs	-	-	(219)	(23)	(68)	(1)	(45)
Stock-based compensation	(100)	(131)	(356)	(800)	(3,260)	(2,396)	3,388
Non-GAAP research and development expense	7,066	8,308	10,233	11,837	11,705	13,300	13,322

GAAP sales and marketing expense	3,757	3,344	3,576	3,930	4,375	4,701	5,545
Transitional costs	-	-	(2)	(5)	-	-	(15)
Stock-based compensation	(66)	(94)	(96)	(95)	(115)	(155)	(73)
Non-GAAP sales and marketing expense	3,691	3,250	3,478	3,830	4,260	4,546	5,457

GAAP general & administrative expense	2,934	3,506	3,748	3,814	4,366	4,556	2,466
Transitional costs	-	-	(760)	(298)	(105)	(29)	(132)
Change in fair value of Blammo earnout	-	-	178	(117)	(645)	(386)	954
Stock-based compensation	(231)	(280)	(386)	(475)	(461)	(487)	(437)
Non-GAAP general and administrative expense	$2,703	$3,226	$2,780	$2,924	$3,155	$3,654	$2,851

Glu Mobile Inc.
Non-GAAP Adjusted EBITDA
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012

GAAP net loss	$(3,172)	$(1,752)	$(6,158)	$(10,019)	$(6,841)	$(2,988)	$(3,563)
Change in deferred revenues and amortization of in-process development contracts	735	234	880	4,877	50	551	(188)
Change in deferred royalty expense	33	20	1	(99)	60	67	(30)
Amortization of intangible assets	817	703	2,705	2,047	1,248	1,427	1,520
Depreciation	427	406	470	543	562	556	554
Stock-based compensation	397	505	838	1,370	3,836	3,038	(2,878)
Change in fair value of Blammo earnout	-	-	(178)	117	645	386	(954)
Transitional costs	-	-	981	326	173	30	192
Impairment of goodwill	-	-	-	-	-	-	3,613
Restructuring charge	490	147	-	(92)	-	320	213
Foreign currency exchange loss/(gain)	(198)	(363)	(344)	116	373	(205)	460
Interest (income)/expense, net	18	25	(4)	(10)	(7)	(5)	(5)
Other non operating expense	-	9	4	-	-	-	-
Income tax provision/(benefit)	774	501	(813)	152	440	(2,019)	(1,075)
Total Non-GAAP Adjusted EBITDA	$321	$435	$(1,618)	$(672)	$539	$1,158	$(2,141)

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenue and Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenue and any associated royalty expense on a straight-line basis over the estimated life of the user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and royalties related to its premium and freemium games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and royalties from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of In-Process Development Contracts. In conjunction with the Griptonite acquisition, Glu assumed the remaining obligations to perform services under Griptonite’s development contracts. The estimated fair value of the future, excess profits from these contracts was recorded in purchase accounting and is amortized as a reduction to revenue as services are performed. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment without taking into consideration any fair value adjustments made for accounting purposes. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that excluding the impact of the amortization of the customer contract value from its operating results is important as they do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. Included in the stock compensation expense is the contingent consideration potentially issuable to the Blammo employees who were former shareholders of Blammo, which is recorded as research and development expense over the term of the earn-out periods, since these employees are primarily employed in product development. Glu re-measures the fair value of the contingent consideration each reporting period and only records a compensation expense for the portion of the earn-out target which is likely to be achieved. In addition, Glu is exposed to potential continued fluctuations in the fair market value of the contingent consideration in each reporting period, since re-measurement is impacted by changes in Glu’s share price and the assumptions used by Glu. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Restructuring Charges. Glu undertook restructuring activities in the first, second and fourth quarters of 2011 and the second and third quarters of 2012 and recorded (1) a non-cash restructuring charge due to vacating a portion of its offices in Russia (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe, Russia and U.S. offices and (3) non-cash adjustments related to initial, estimated restructuring payments no longer deemed payable. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo, GameSpy and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Impairment of Goodwill. In accordance with ASC 350 “Goodwill and Other Intangible Assets” Glu performs its annual goodwill impairment test as of September 30. Glu recorded a goodwill impairment charge in the third quarter of 2012 as the fair value of one of its three reporting units was determined to be below its carrying value. As this impairment is non-recurring, Glu believes it does not reflect the Company’s ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this impairment, enabling them to compare the Company’s core operating results in different periods without this variability.

Release of tax liabilities. In the second quarter of 2012, Glu recorded a one-time, non-cash income tax benefit related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Glu believes that this one-time tax benefit does not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this benefit.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2011 and 2012 were as follows (in thousands):

March 31, 2011	$198
June 30, 2011	363
September 30, 2011	344
December 31, 2011	(116)
FY 2011	$789

March 31, 2012	$(373)
June 30, 2012	$205
September 30, 2012	$(460)
FY 2012	$(628)

CONTACT:
Media & Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com